UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

———————

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 21, 2004

SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16119	59-2407464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181

(305) 895-0304

(Address and telephone number

of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lisa Krinsky, M.D., our chairman of the board and president, and Mr. Arnold Hantman, our chief executive officer, were entitled to bonuses for 2004 based on resolutions jointly adopted by our Compensation Committee and our Audit Committee on April 5, 2004. Dr. Krinsky was entitled to receive an annual bonus of 2.5% of pre-tax income and Mr. Hantman to receive an annual bonus of 1.5% of pre-tax income. Based on this formula, Dr, Krinsky and Mr. Hantman would have been entitled to receive bonuses of $475,000 and $400,000, respectively. On February 23, 2005, our Compensation Committee (the “Committee”) in exercising its oversight awarded bonuses of $356,250 and $300,000 to Dr. Krinsky and Mr. Hantman, respectively for 2004. Additionally, the Committee awarded Mr. David Natan, our chief financial officer, a discretionary bonus of $25,000.

On December 21, 2004, the Committee separately awarded $1.1 million in one-time bonuses relating to our successful sale of $143.75 million in convertible notes and our entry into a $160 million credit facility. Of these bonuses, Dr. Krinsky, Mr. Hantman and Dr. Gregory B. Holmes, executive vice president of clinical operations, each received $250,000, Mr. David Natan, chief financial officer, received $125,000 and other non-executive officers received the balance. These bonuses have been recorded as deferred financing costs and will be amortized over approximately five and one-half years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.

By:	/s/ LISA KRINSKY, M.D.
Lisa Krinsky, M.D.
President

Date: March 1, 2005